Exhibit 10.1

Press Release November 5, 2013

GOOD SAM ENTERPRISES, LLC ANNOUNCES CASH TENDER OFFER FOR 11.50% SENIOR SECURED NOTES DUE 2016

Lincolnshire, Illinois, November 5, 2013 — Good Sam Enterprises, LLC (“GSE” or the “Company”) announced today that it has commenced a tender offer (the “Offer”) to purchase for cash any and all of its outstanding 11.50% Senior Notes due 2016 (the “Notes”). Under the terms of the Offer, holders of the Notes who validly tender and do not withdraw their Notes prior to 5:00 p.m., Eastern Standard Time (EST), on November 19, 2013 (as such time and date may be extended or earlier terminated, the “Early Tender Deadline”), will receive $1,092.75 per $1,000  principal amount of Notes (the “Total Consideration”), which is equal to (i) $1,042.75 per $1,000 principal amount of Notes validly tendered and accepted for payment prior to the Early Tender Deadline (the “Tender Offer Consideration”) plus (ii) an early tender payment of $50.00 per $1,000 principal amount of Notes validly tendered and accepted for payment (the “Early Tender Payment”). Accrued interest up to, but not including, the applicable payment date of the Notes will be paid in cash on all Notes validly tendered and accepted for payment. A summary of the Offer is outlined below:

CUSIP No.	Outstanding Principal Amount	Title of Security	Tender Offer Consideration(1)	Early Tender Payment (2)	Total Consideration(1)(2)(3)
38211PAA7	$325,574,000	11.50% Senior Secured Notes due 2016	$1,042.75	$50.00	$1,092.75

(1)         Plus accrued but unpaid interest from the last interest payment date to, but not including, the applicable payment date.

(2)         Per $1,000 principal amount of Notes tendered at or prior to the Early Tender Deadline.

(3)         Includes the Early Tender Payment.

The Offer is scheduled to expire at 11:59 p.m. EST, on December 4, 2013, unless extended or earlier terminated (the “Expiration Date”). Tendered Notes may be withdrawn at any time on or prior to 5:00 p.m. EST, on November 19, 2013, unless such time is extended by the Company (the “Withdrawal Deadline”). Tenders of Notes may not be withdrawn after the Withdrawal Deadline except to the extent required by applicable law. Payment for Notes validly tendered and not validly withdrawn on or prior to the  Early Tender Deadline will be made promptly following the Early Tender Deadline (expected to be on or about November 20, 2013). Payment for Notes validly tendered after the Early Tender Deadline will be made promptly following the Expiration Date (expected to be on or about December 5, 2013). Holders of Notes that are validly tendered after the Early Tender Deadline and on or prior to the Expiration Date, and accepted for payment, will receive only the Tender Offer Consideration set forth in the table above and not the Early Tender Payment.

Completion of the Offer is conditioned upon receipt of debt financing on terms satisfactory to the Company and in an amount which will be sufficient to fund the purchase of Notes validly tendered in the Offer and to satisfy and discharge the indenture under which the Notes were issued in accordance with its terms by depositing the redemption price in trust. The Offer is also subject to the satisfaction or waiver of certain other conditions as set forth in the Offer to Purchase referred to below.

The complete terms and conditions of the Offer are set forth in an Offer to Purchase that is being sent to holders of the Notes. Holders are urged to read this document carefully before making any decision with respect to the Offer.

Holders may obtain copies of the Offer to Purchase from the Information Agent and Tender Agent for the Offer, D.F. King & Co., Inc., at (212) 269-5550 (banks and brokers) and (800) 207-3158 (all others).

Goldman, Sachs & Co. is serving as the Dealer Manager for the Offer. Questions regarding the Offer may be directed to Goldman, Sachs & Co., Liability Management Group at (800) 828-3182 (toll free) or (212) 357-0215 (collect).

Neither the Company, the Dealer Manager, the Information Agent and Tender Agent nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

This announcement is not an offer to purchase, or the solicitation of an offer to sell the Notes. The Offer is being made only pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal.

About Good Sam Enterprises, LLC

Good Sam Enterprises, LLC (GSE) and its wholly owned subsidiaries, serve the safety, security, comfort and convenience needs of the North American outdoor and recreational vehicle market. The goal is simple: GSE makes RV ownership and the RV lifestyle more enjoyable. With various companies, brands, products and services, GSE targets almost every aspect of this diverse and dynamic niche market.

The corporate headquarters is located in Lincolnshire, Illinois.  Subsidiary operations and divisions can be found at multiple locations throughout the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, our beliefs and management’s assumptions. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal,” and variations of such words and similar expressions are intended to identify such forward-looking statements. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially include the factors that we describe under “Risk Factors” from time to time in our filings with the Securities and Exchange Commission (“SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in the Offer to Purchase. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law, including the securities laws of the United States and rules and regulations of the SEC.